Exhibit No. 15(iii) on Form N-1A
                                        Exhibit No. 1 Under Item 601/Reg SK

                                 EXHIBIT B
                                  to the
                                Rule 12b-1
                             Distribution Plan
                             MARKETVEST FUNDS
                   MARKETVEST INTERNATIONAL EQUITY FUND

       The following provisions are incorporated and made part of the Distribution Plan dated January 1, 1996, of Marketvest Funds with respect to the Class of Shares set forth above.

       This Distribution Plan is adopted by Marketvest Funds with respect to the Class of Shares of the portfolio of the Trust set forth above.

       In compensation for the services provided pursuant to this Plan, ESI will be paid a monthly fee computed at the annual rate of .25 of 1% of the average aggregate net asset value of the Shares of Marketvest International Equity Fund held during the month.

       Witness the due execution hereof this 1st day of January, 1997.

                              MARKETVEST FUNDS


                              By:
                                Jeffrey W. Sterling
                                Vice President